Exhibit 99.1

WGNB CORP. ANNOUNCES 2ND QUARTER 2004 EARNINGS

CARROLLTON, Ga.-(BUSINESS WIRE)-July 2, 2004-WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its second quarter 2004 earnings in the amount of $1,471,000 or $0.44 per diluted share compared to the second quarter of 2003 of $1,514,000 or $0.45 per diluted share, a decrease of $43,000 or 2.8 percent. The year to date net earnings through June 30, 2004 are $2,782,000 or $0.83 per diluted share which compared to $2,869,000 or $0.86 per diluted share for the first half of 2003.

"Considering where rates are and the fact that in the first half of 2003 we had about $100,000 of non-recurring income, I'm glad our earnings are at this level in 2004" said Steve Haack, Chief Financial Officer. "I attribute continued performance to good balance sheet management and robust loan growth in the first half of 2004. We continue to be fortunate while we concentrate on earnings."

"With mortgage origination down and our margins continuing to squeeze, we are tightening our belts operationally", said L. Leighton Alston, Chief Executive Officer. "We continue to concentrate on earnings and profitable growth. We have always been a high performing bank in our peer group and have no intention of relinquishing that standard. In fact, US Banker magazine just named WGNB Corp. the 29th most profitable publicly traded institution under $1 billion in assets in terms of 3 year average return on equity. We thank our customers, staff and directors for their support."

The balance sheet has grown considerably since June of 2003. Total assets have grown over $38 million or 10 percent, total loans have grown $47 million or 17 percent and total deposits have grown $20 million or 7 percent from the second quarter ended 2003 to the second quarter ended 2004.


ABOUT  WGNB  CORP.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, "WGNB". West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville. The Bank is the largest and most enduring locally owned community bank in Carroll County.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.
                               ------------

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280,
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Carrollton,  Georgia  30112  to  request  information.


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SAFE  HARBOR

Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," "likely," and "anticipates" or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

                                   WGNB CORP.
                              FINANCIAL HIGHLIGHTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             June 30, 2004    June 30, 2003
For the Year the Date                         (unaudited)      (unaudited)
   Total interest income                    $       12,047   $       11,812
   Total interest expense                            3,572            3,928
                                            ---------------  ---------------
   Net interest income                               8,475            7,884
   Provision for loan loss                             350              150
                                            ---------------  ---------------
   Net interest income after provision               8,125            7,734
   Total other income                                2,755            2,835
   Total other expense                               6,959            6,407
                                            ---------------  ---------------
   Earnings before income taxes                      3,921            4,162
   Income taxes                                      1,139            1,293
                                            ---------------  ---------------
   Net earnings                                      2,782            2,869
                                            ===============  ===============
Per Share Data:
   Net earnings                                       0.84             0.87
   Diluted net earnings                               0.83             0.86
   Cash dividends declared year to date              .3725            .3250
   Book Value                                        12.93            12.39
At Period End:
   Total loans                                     333,776          286,318


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   Earning assets                                  390,894          363,376
   Assets                                          424,614          386,280
   Deposits                                        317,033          296,646
   Stockholders' equity                             42,739           41,031
   Weighted average shares outstanding           3,306,656        3,308,905
Key Performance Ratios Year to Date:
   Return on average assets                           1.39%            1.49%
   Return on average equity                          12.92%           14.33%
   Net interest margin, tax equivalent                4.40%            4.37%
   Dividend payout ratio                             42.88%           37.49%
   Overhead ratio                                    61.97%           59.77%
Asset Quality Ratios:
   Non-performing assets/loans & REO                  0.85%            0.88%
   Loan loss reserve/total loans                      1.14%            1.24%
   Loan loss reserve/non-performing assets          133.58%          140.96%
   Loan loss reserve/total capital                    8.89%            8.70%
Capital Ratios:
   Tier 1 capital/total average assets                9.83%            9.95%
   Risk based capital ratio                          13.44%           14.13%



Contact:   WGNB Corp., Carrollton
           Steven J. Haack, 770/832-3557
           shaack@wgnb.com
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